SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               STAGE STORES, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                STAGE STORES INC.

                          BEALLS o PALAIS ROYAL o STAGE

          ------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          ------------------------------------------------------------

   Notice is hereby given that the Annual Meeting of Stockholders of Stage Stores, Inc., a Delaware corporation ("Stage Stores" or the "Company") will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Thursday May 15, 1997, at 12:00 P.M., Houston time, for the following purposes:

      1. To elect eight Directors for the ensuing year and until their successors are elected;

      2. To elect the Company's independent auditors for the ensuing year; the Board of Directors has recommended Price Waterhouse LLP, the present auditors, for election as auditors; and

      3. To consider and transact such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on March 28, 1997 will be entitled to notice of, and to vote at the meeting, and at any adjournment or adjournments thereof.

                         By order of the Board of Directors,


                         STAGE STORES, INC.


                         James Marcum
                         Executive Vice President and Chief Financial Officer

Dated: April 16, 1997

 ------------------------------------------------------------------------------
                                 PROXY STATEMENT
 ------------------------------------------------------------------------------

                                     GENERAL

   This Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders which will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Thursday May 15, 1997, at 12:00 P.M., Houston time.

   References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "1996" is a reference to the fiscal year ended February 1, 1997).

                                 VOTING MATTERS

   The Company's authorized common equity securities consist of par value $0.01 per share common stock ("Common Stock") and par value $0.01 per share Class B common stock ("Class B Common Stock"). Except as otherwise described herein, all shares of Common Stock and Class B Common Stock are identical and entitle the holders thereof to the same rights and privileges (except with respect to voting privileges). Holders of Class B Common Stock may elect at any time to convert any or all of such shares into Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as required by law, holders of Class B Common Stock do not have the right to vote on any matters to be voted upon by the stockholders.

   The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

   Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the Board of Director's proposals, and as the individuals named as proxy deem advisable on all other matters as may properly come before the meeting.

   For all matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

   Any stockholder giving the enclosed Proxy has the power to revoke such proxy prior to exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on March 28, 1997 (the "Record Date").

   On the Record Date, there were 22,044,459 shares of Common Stock outstanding and entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote. On the Record Date, there were 1,250,584 shares of Class B Common Stock outstanding. Class B Common Stock is not entitled to vote. This Proxy Statement is first being sent to the stockholders on or about April 16, 1997. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                             SOLICITATION OF PROXIES

   Solicitation of Proxies may be made through officers and regular employees of the Company by mail, telephone or oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock.


                            MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

   The Board of Directors recommends that the stockholders vote FOR each nominee for Director set forth below. Eight Directors are to be elected at the meeting, each to hold office until the following Annual Meeting of Stockholders when a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

   Each nominee listed below is currently a Director. The following information pertains to each nominees' (i) age as of April 1, 1997, (ii) principal occupations for at least the past five years and (iii) certain other directorships:

       NAME          AGE                 POSITIONS CURRENTLY HELD
-----------------    ---    ---------------------------------------------------
Carl Tooker           49    Chairman, President and Chief Executive Officer of
                            Stage Stores

Joshua Beckenstein    38    Managing Director of Bain Capital, Inc. and Director
                            of Waters Corporation

Harold Compton        49    Executive Vice President and Chief Operating Officer
                            of CompUSA, Inc. and Director of Jumbo Sports, Inc.

Robert Huth           51    President, Chief Operating Officer and Director of
                            David's Bridal, Inc.

Richard Jolosky       62    President of Payless ShoeSource, Inc.

Adam Kirsch           35    Managing Director of Bain Capital, Inc.; Director
                            of: (i) Brookstone, Inc., (ii) Duane Reade Holding
                            Corp., (iii) Diagnostics Holdings Inc. and (iv)
                            Wesley-Jessen Corporation.

Peter Mulvihill       38    Managing Director of Oak Hill Partners, Inc.,
                            Director of Harvest Foods, Inc.

Mark Shulman          48    Executive Vice President and Chief Merchandising
                            Officer of Stage Stores

   Mr. Tooker was elected Chairman during January 1997. Mr. Tooker succeeds Mr. Bernard Fuchs, age 70, who retired. Mr. Tooker joined the Company as Director, President and Chief Operating Officer during July 1993, and in July 1994, Mr. Tooker was appointed Chief Executive Officer. In 1990, Mr. Tooker joined Rich's, a division of Federated Department Stores, Inc., as President and Chief Operating Officer, and in 1991, Mr. Tooker was promoted to Chief Executive Officer of Rich's where he served until joining the Company in 1993. Mr. Tooker has over 25 years of experience in the retail industry, 18 of which were spent with the May Company.

   Mr. Bekenstein has been a Director since December 1988 and was Vice Chairman of the Board of Directors and Chief Financial Officer of the Company from May 1992 until June 1995. Mr. Bekenstein has been a Managing Director of Bain Capital, Inc. since May 1993 and a General Partner of Bain Venture Capital since its inception in 1987.

   Mr. Compton has been a Director since March 1997. Mr. Compton has served as Executive Vice President and Chief Operating Officer of CompUSA, Inc. since January 1995. Previously, he served as Executive Vice President-Operations from August 1994 to January 1995. Prior to joining CompUSA, Inc., Mr. Compton served as President and Chief Operating Officer of Central Electric Inc. from 1993 to 1994 and as Executive Vice President-Operations & Human Resources of HomeBase, Inc. from 1989 to 1993.

   Mr. Huth has been a Director since March 1997. Mr. Huth has served as President, Chief Operating Officer and Director of David's Bridal since July 1995. Prior to joining David's Bridal, Mr. Huth was employed by Melville Corporation from April 1987 to March 1995, where he served as Director, Executive Vice President and Chief Financial Officer.

   Mr. Jolosky has been a Director since March 1997. Mr. Jolosky has served as President of Payless ShoeSource, Inc. since 1996. Mr. Jolosky previously served as President and Chief Executive Officer of Silverman Jewelry Company from 1995 to 1996 and as Chief Executive Officer of the Richard Allen Company from 1992 to 1995.

   Mr. Kirsch has been a Director since June 1992. Mr. Kirsch has been a Managing Director of Bain Capital, Inc. since May 1993 and a General Partner of Bain Venture Capital since 1990.

   Mr. Mulvihill has been a Director since December 1988. Mr. Mulvihill has served as a Managing Director of Oak Hill Partners, Inc. ("Oak Hill") since 1993. From June 1987 to 1993, Mr. Mulvihill worked for and was associated with Rosecliff, Inc. ("Rosecliff", the predecessor of Oak Hill).

   Mr. Shulman has been a Director since December 1996. Mr. Shulman joined the Company in January 1994 as Executive Vice President and Chief Merchandising Officer with 24 years of retailing experience. Most recently, Mr. Shulman served as President of Leslie Fay Dress Division from 1992 to 1994 and President and Chief Operating Officer of Bonjour, Inc. from 1990 to 1992.


2. ELECTION OF INDEPENDENT AUDITORS

   The Audit Committee of the Board of Directors recommends that the stockholders vote FOR the election of the firm of Price Waterhouse LLP as the auditors to audit the consolidated financial statements of the Company and the financial statements of certain of its subsidiaries for the fiscal year ending January 31, 1998. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

   Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3. OTHER BUSINESS

   The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

             DIRECTORS MEETINGS, COMMITTEE MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

   The Board of Directors held six meetings during 1996. All of the Company's Directors participated in excess of 75% of the meetings during the period of time they were Directors.

COMMITTEE MEETINGS

   The Executive Committee currently consists of Messrs. Tooker, Bekenstein and Mulvihill. The Executive Committee is responsible for identifying strategic growth and financing opportunities consistent with the Company's expansion program.

   The Audit Committee, which currently consists of Messrs. Huth, Kirsch and Mulvihill, recommends the engagement of the Company's independent auditors and oversees actions taken by the auditors.

   The Compensation Committee, which currently consists of Messrs. Bekenstein, Compton and Jolosky, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Compensation Committee met twice during 1996.

   The Nominating Committee consists of Messrs. Tooker and Bekenstein. The Nominating Committee is responsible for the identification, recruitment and engagement of potential directors.

   During 1996, issues which would traditionally be resolved in Executive, Audit, or Nominating Committee meetings were addressed by the full Board of Directors, and as such, there were no Executive, Audit, or Nominating Committee meetings.

COMPENSATION OF DIRECTORS

   Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors. During 1996, Lasker Meyer received cash compensation of $25,000 for services rendered as a Director. No other outside Director received compensation during 1996. Mr. Meyer, age 70, retired during 1997. During 1997, each Director who is not a full-time employee or affiliate of the Company (Messrs. Compton, Huth and Jolosky) will receive (i) annual cash compensation of $20,000 for services rendered as Directors, (ii) a $1,000 fee for each committee meeting attended and (iii) options to purchase 5,000 shares of the Company's Common Stock which vest evenly over four years.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following summarizes, for the fiscal years indicated, the principal components of compensation for the Company's Chief Executive Officer (the "CEO") and the four highest compensated executive officers (collectively, the "named executive officers"). Sections omitted are not applicable.

                                                                                                                 LONG-TERM
                                                                                                                  COMPEN-
                                                                                                                  SATION
                                                                                                                -----------
                                                                              ANNUAL COMPENSATION                 AWARDS
                                                                   ----------------------------------------     -----------
                                                                                                  OTHER
                                                                                                  ANNUAL        SECURITIES      ALL
                                                                                                 COMPEN-        UNDERLYING     OTHER
                                                         FISCAL      SALARY         BONUS         SATION         OPTIONS/      COMP.
NAME AND PRINCIPAL POSITION                               YEAR         ($)          ($)(1)         ($)            SARs(#)       (2)
-----------------------------------------------------    -------   ----------    ----------   -------------     -----------    -----
Carl Tooker, ........................................      1996      600,000      300,000      1,010,426(3)       213,136      1,273
   Chairman, President and Chief ....................      1995      580,083       43,305         67,600(4)          --           87
   Executive Officer ................................      1994      468,750       56,128         67,600(4)        47,363        174

Mark Shulman, .......................................      1996      350,000      140,000        358,445(5)        71,046      2,752
   Director, Executive Vice President ...............      1995      302,082       75,000          9,600(6)        14,208        783
   and Chief Merchandising Officer ..................      1994      276,614       41,250        393,984(7)        94,727        160

James Marcum, .......................................      1996      295,833      120,000        173,415(8)        71,046        952
   Executive Vice President and .....................      1995      183,333       55,000        184,722(9)        94,727        173
   Chief Financial Officer ..........................      1994         --           --             --               --         --

Stephen Lovell, .....................................      1996      295,833      120,000        133,069(10)       71,046        865
   Executive Vice President and .....................      1995      183,333       55,000        173,535(11)       71,045        268
   Director of Stores ...............................      1994         --           --             --               --         --

Ron Lucas, ..........................................      1996      187,500       76,000         49,516(12)       33,154        174
   Senior Vice President, ...........................      1995      126,426       35,000         71,235(13)       37,891        268
   Human Resources ..................................      1994         --           --             --               --         --

-----------------------------------

(1) Amounts reflect bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year).

(2)   Amounts reflect premiums paid for life insurance coverage.

(3) Amount shown reflects the value realized upon the exercise of options for common stock of $895,000 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $44,946, a distribution related to options vested of $38,000, housing and automobile allowances of $30,600 and health insurance benefits of $1,880 paid to Mr. Tooker during 1996.

(4) Amount shown reflects a distribution related to options vested of $38,000 and housing and automobile allowances of $29,600 paid to Mr. Tooker during 1995 and 1994.

(5) Amount shown reflects the value realized upon the exercise of options for common stock of $335,360 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $10,602 housing and automobile allowances of $10,600 and health insurance benefits of $1,883 paid to Mr. Shulman during 1996.

(6) Amount shown reflects housing and automobile allowances paid to Mr. Shulman during 1995.

(7) Amount shown reflects moving expenses of $385,184 and housing and automobile allowances of $8,800 paid to Mr. Shulman during 1994.

(8) Amount shown reflects the value realized upon the exercise of options for common stock of $142,400 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects moving expenses of $15,256, imputed interest on executive loans of $8,877, housing and automobile allowances of $5,000 and health insurance benefits of $1,882 paid to Mr. Marcum during 1996.

(9)   Amount shown reflects moving expenses paid to Mr. Marcum during 1995.

(10) Amount shown reflects the value realized upon the exercise of options for common stock of $106,800 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $13,788, housing and automobile allowances of $10,600, and health insurance benefits of $1,881 paid to Mr. Lovell during 1996.

(11) Amount shown reflects moving expenses of $167,935 and housing and automobile allowances of $5,600 paid to Mr. Lovell during 1995.

(12) Amount shown reflects moving expenses of $43,062, housing and automobile allowances of $5,000 and health insurance benefits of $1,454 paid to Mr. Lucas during 1996.

(13)  Amount shown reflects moving expenses paid to Mr. Lucas during 1995.

OPTION/SAR GRANTS DURING 1996

      The following discloses options granted during 1996 to the named executive officers.

                                                                     Potential Realizable
                                                                    Value at Assumed Annual
                                                                      Rates of Stock Price
                                                                    Appreciation for Option
                           Individual Grants                                  Term
                  -----------------------------------------------  ---------------------------
                  Number of    % of Total
                  Securities    Options/
                  Underlying      SARs
                   Options/    Granted to   Exercise
                     SAR's     Employees    or Base                     5%            10%
                  Granted (#)  in Fiscal     Price     Expiration  Annual Growth Annual Growth
      Name            (1)       Year (%)      ($)         Date        Rate ($)      Rate ($)
----------------  -----------  ----------   --------   ----------  ------------- -------------
Carl Tooker.....    118,409       15.1         5.28       2/4/06      393,118       997,004
                     94,727       12.1        21.11      6/12/06           --       596,780

Mark Shulman....     23,682        3.0         5.28       4/1/06       78,624       199,402
                     47,364        6.0        21.11      6/12/06           --       298,393

James Marcum....     23,682        3.0         5.28       4/1/06       78,624       199,402
                     47,364        6.0        21.11      6/12/06           --       298,393

Steve Lovell....     23,682        3.0         5.28       4/1/06       78,624       199,402
                     47,364        6.0        21.11      6/12/06           --       298,393

Ron Lucas.......     14,209        1.8         5.28       4/1/06       47,174       119,640
                     18,945        2.4        21.11      6/12/06           --       119,354

--------------------

(1) All of such options were granted under the 1993 Option Plan (as defined). The options granted under the Stock Option Plan are subject to vesting and repurchase provisions upon termination of employment.

AGGREGATED OPTION/SAR EXERCISES DURING 1996 AND 1996 YEAR-END OPTION/SAR VALUES

      The following summarizes exercises of stock options (granted in prior years) by the named executive officers during 1996, as well as the number and value of all unexercised options held by the named executive officers at the end of 1996.

                                                Number of          Value of
                                                Securities        Unexercised
                                                Underlying       In-the-Money
                                               Unexercised       Options/SARs
                                               Options/SARs        at FY-End
                   Shares                     at FY-End (#)         ($)(2)
                 Acquired on      Value       ---------------   ----------------
                  Exercise      Realized       Exercisable/       Exercisable/
    Name             (#)         ($)(1)        Unexercisable      Unexercisable
--------------   -----------   ------------   ---------------   ----------------
Carl Tooker .....  132,619       895,000         -- /317,336       -- /3,169,787
Mark Shulman ....   40,733       335,360      18,945/120,304   286,164/1,021,724
James Marcum ....   18,945       142,400         -- /146,828       -- /1,372,769
Stephen Lovell ..   14,209       106,800         -- /127,882       -- /1,101,178
Ron Lucas .......     --            --        7,578 / 63,467   108,631/  606,395

--------------------

(1) Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Prior to the initial public offering, fair market value was determined in good faith by the Board of Directors and was based upon the historical and projected financial performance of the Company.

(2) Value is based upon the closing price of the Common Stock on January 31, 1997, minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The current members of the Compensation Committee are Messrs. Bekenstein, Compton and Jolosky. Messrs. Bekenstein and Fuchs (who subsequently retired) served in such capacities during 1996. Mr. Bekenstein is a Managing Director of Bain Capital, an affiliate of a principal stockholder. See "Certain Relationships and Related Transactions" contained elsewhere herein for a description of certain transactions between Mr. Fuchs and the Company and Bain Capital and the Company.

MANAGEMENT AND EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with the named executive officers which provide for their initial base salaries as well as annual incentive bonuses as agreed to with the Compensation Committee. The employment agreements also provide for annual performance reviews, salary increases at the discretion of the Compensation Committee and participation in all other bonus and benefit plans available to executive officers of the Company.

   If the Company terminates any of the named executive officers, other than for good cause (as defined in the respective employment agreements), the terminated individual would be entitled to one year's base salary (except for the CEO who would receive one and one-half year's base salary) any accrued or unpaid bonus, salary and deferred compensation, any expense allowances and any earned but unpaid benefits under the Company's benefit plans. In the event any of the named executive officers are terminated following a change in control (as defined in the respective agreements), the employment agreements provide that the respective individual would be entitled to two years' base salary (as opposed to one, except for the CEO who would receive three years' base salary, as opposed to one and one-half year's base salary) plus the amounts referred to above. In the event of a change of control of the Company in which the Company does not survive, all unvested options for the purchase of Common Stock held by the aforementioned individuals would vest immediately. The employment agreements also contain certain non-compete and confidentiality provisions. Each of the employment agreements renews annually in accordance with its terms unless terminated by either party.

COMPANY RETIREMENT PLANS

RETIREMENT PLAN

   The Specialty Retailers, Inc. Restated Retirement Plan (the "Retirement Plan") is a qualified defined benefit plan. Benefits under the Retirement Plan are administered through a trust arrangement providing benefits in the form of monthly payments or a single lump sum payment. The Retirement Plan covers substantially all employees who have completed one year of service with 1,000 hours of service. The Retirement Plan is administered by the retirement plan committee (the "Retirement Committee"), and the Company appoints its three to five members. All determinations of the Retirement Committee are made in accordance with the provisions of the Retirement Plan in a uniform and nondiscriminatory manner.

   Generally, a participant is eligible for a benefit on his/her normal retirement date, which is the later of age 65 or the fifth anniversary of the date of hire. A participant may elect an early retirement benefit if he/she is at least 55 years old, has 10 Years of Service (as defined below) and retires from active employment with the Company. Early retirement benefits are reduced according to a formula established in the Retirement Plan based upon each full month that the participant's age is less than 65 on the date the payments commence. If a participant who is vested terminates employment, he/she is entitled to a deferred benefit payable at his/her normal retirement date or an earlier date, if requested, but not before age 55.

   The amount of a participant's retirement benefit is based on each Year of Credited Service (as defined below) and on his/her earnings for that year. The individual yearly benefits are then totaled to determine the annual benefit at age 65. A participant's accrued benefits in the superseded plan are determined in accordance with the terms of those plans except as modified by the terms of the Retirement Plan. The annual amount of the participant's normal retirement benefit is derived, subject to certain limitations, by adding (i) 1% of earnings up to $30,600 plus 1-1/2% of the excess of such earnings over $30,600 for each Year of Credited Service earned on or after July 1, 1989 through December 31, 1991, (ii) 1% of earnings up to $31,800 plus 1-1/2% of the excess of such earnings over $31,800 for each Year of Credited Service earned after December 31, 1991, (iii) 1% of earnings up to $42,500 plus 1-1/2% of the excess of such earnings over $42,500 for each Year of Credited Service earned after December 31, 1994 and (iv) accrued benefits determined in accordance with the terms of the Retirement Plan under any superseded plan. The normal retirement benefit formula produces an annual benefit, which is paid to the participant in equal monthly installments. The standard form of payment for a single participant is a monthly benefit payable for the participant's life only. The standard form of payment for a married participant is a 50% joint and survivor benefit, which provides a reduced monthly benefit to the participant during his/her lifetime, and 50% of that benefit to the participant's spouse for his/her lifetime in the event of the participant's death. Other forms of the payment are also provided including lump sum payouts, but they require participant election. In addition, the Retirement Committee may elect to pay the benefit equivalent of a benefit payable at normal retirement date in the form of a lump sum payment, if the lump sum payment does not exceed $3,500.

   Any participant who is credited with 1,000 or more hours of service in a calendar year receives a "Year of Service", while any participant who is credited with 1,284 or more hours of service in a calendar year receives a "Year of Credited Service". Years of Service determine a participant's eligibility for benefits under the Retirement Plan, and the percentage vested in those benefits. After five Years of Service, a participant is 100% vested. Participants in any superseded plan earn Years of Service and Years of Credited Service pursuant to slightly different criteria for plan years beginning prior to January 1, 1990.

   The Retirement Plan is funded entirely by Company contributions that are held by a trustee for the exclusive benefit of the participants. The Company voluntarily agreed to contribute the amounts necessary to provide the assets required to meet the future benefits payable to Retirement Plan participants. Under the Retirement Plan, contributions are not specifically allocated to individual participants. Although the Company intends to continue the Retirement Plan indefinitely, it can terminate the plan at any time, upon which all participants will become 100% vested in any benefit accrued to the extent funds are available in trust. In this event, assets will be allocated to benefit categories in the order specified in the Retirement Plan.

THE BENEFIT EQUALIZATION PLAN

   The Specialty Retailers, Inc. Benefit Equalization Plan (the "Equalization Plan") is a non-qualified defined benefit plan which is intended to replace the benefits that cannot be provided under the terms of the Retirement Plan on account of certain limitations imposed under the Internal Revenue Code (for example, the Retirement Plan cannot consider compensation for a participant which is in excess of $150,000 when determining the participant's benefit). The Equalization Plan is unfunded. However, upon a change of control as defined in the Equalization Plan, the Company is required to deposit into a rabbi trust sufficient funds to cover all obligations then accrued under the Equalization Plan.

COMPANY DEFERRED COMPENSATION PLAN

   On February 26, 1996 and effective April 1, 1996, the Company adopted the Specialty Retailers, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") that provides officers of the Company with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the Code. Generally, the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees. The Deferred Compensation Plan is intended to allow officers to defer income at the same rates as those employees not restricted by such regulations. Under the Deferred Compensation Plan, participants may defer up to 15% of their salary and bonus (not otherwise covered by the Company's 401(k) plan) and earn a rate of return based on select indices chosen by each participant. The Company may, but is not obligated to, establish a grantor trust for the purposes of holding assets to provide benefits to the participants. The Company will match 25% of the first 6% of each participant's contributions to the Deferred Compensation Plan not otherwise covered by the Company's 401(k) plan. Company contributions vest over five years of service.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

   In 1996, the Company adopted the Specialty Retailers, Inc. Supplemental Employee Retirement Plan (the "SERP"). The SERP provides for supplemental retirement benefits for certain key executives of the Company upon retirement at or after age 65 with at least 15 years of credited service with the Company. The SERP provides for annual retirement compensation of 50% of the retiree's average annual base salary for the three years preceding retirement, less amounts received under the Company's defined benefit retirement plans. Participants in the SERP may elect to receive reduced early retirement benefits at or after age 55 with at least 15 years of credited service. Upon a change in control as defined in the SERP, the Company is required to deposit into a rabbi trust, sufficient funds to cover all obligations then accrued under the SERP. If a participant's employment is terminated after a change in control by the Company without cause or by the participant for good reason, the participant will be fully vested in the benefit that would have been payable at age 55. This amount will be paid to the participant in a lump sum upon termination of employment.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors is responsible for administering the compensation of senior executives of the Company. During 1996, the Compensation Committee consisted of Messrs. Bekenstein and Fuchs (who subsequently retired during January 1997). Current members of the Compensation Committee include Messrs. Bekenstein, Compton and Jolosky.

   The Company's executive compensation programs are designed to align the interests of senior management with those of the Company's stockholders. There are three key components of executive compensation: base salary, pay for performance (bonus plan), and long-term performance incentive. It is the intent of these programs to attract, motivate and retain senior executives. It is the philosophy of the Compensation Committee to allocate a significant portion of cash compensation to variable performance-based compensation in order to reward executives for high achievement.

   In the judgment of the Compensation Committee, the performance of the Company during 1996 confirms that the compensation program is achieving its main objectives. Accordingly, the Compensation Committee made no fundamental changes in the basic compensation program during 1996.

BASE SALARY

   The salaries for senior executives are based upon a combination of factors including past individual performance, competitive salary levels, and an individual's potential for making significant contributions to future Company performance.

BONUS PLAN

   Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the "Bonus Plan"). The Bonus Plan provides for annual bonus awards based upon operating results compared to a projected operating budget prepared at the beginning of each fiscal year. Bonus payments are subject to modification at the discretion of the Compensation Committee.

STOCK OPTIONS

   Stock options are an important component of senior executive compensation. The 1993 Stock Option Plan and the 1996 Equity Incentive Plan were designed to motivate senior executives and other key employees to contribute to the long-term growth of stockholder value. Generally, options granted under such plans have been, and are expected to be, granted with a price equal to the market price of the Common Stock on the date of the grant and vest over five years. This approach is designed to encourage the creation of long-term stockholder value since the full benefit of such options cannot be realized unless the stock price exceeds the exercise price. The Compensation Committee authorizes awards under the plan based upon recommendations from Mr. Tooker.

CHIEF EXECUTIVE OFFICER

   The compensation policies described above apply as well to the compensation of Mr. Tooker. The Compensation Committee is directly responsible for determining Mr. Tooker's salary level and for all awards and grants to Mr. Tooker under incentive components of the compensation program. The overall compensation package of Mr. Tooker is designed to recognize that he bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of Mr. Tooker's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. Mr. Tooker's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

   Mr. Tooker's compensation for 1996 was directly related to the overall performance of the Company as measured by financial and other criteria such as
(i) the strong financial performance of the Company, (ii) the continued strong performance of the senior management team, (iii) the successful negotiation and consummation of the acquisition of Uhlmans Inc. (iv) the successful completion of an initial public offering of Common Stock and (v) other related qualitative factors.

CONCLUSION

   Through the programs described above, a significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation. The Compensation Committee believes that existing compensation policies and programs are competitive and effectively align executive compensation with the Company's goal of maximizing the return to stockholders.

   The Compensation Committee has determined that it is unlikely that the Company would pay amounts during 1997 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, had not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such provision.

   Mr. Fuchs, who was a member of the Compensation Committee during 1996, retired from the Board of Directors during 1997, and accordingly, is not a signatory to this report.

                                Joshua Bekenstein

PERFORMANCE GRAPH

   The following graph compares the cumulative total return on $100.00 invested on October 25, 1996 (the first day of public trading at the initial public offering price of $16.50 per share) through January 31, 1997 (the last day of public trading in fiscal 1996 at the closing price on the Nasdaq National Market, (the "NNM") in the Common Stock, the S&P 500 and the S&P 500 Retail. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The closing price of the Common Stock on the Record Date on the NNM was $21.875.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                            AMONG STAGE STORES, INC.,
                           S&P 500 RETAIL AND S&P 500

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]
-------------------------------------------------------------------
               Stage Stores,
    Date           Inc.         S&P 500 Retail        S&P 500
-------------------------------------------------------------------
                     n                 l                 s
-------------------------------------------------------------------
  11/25/96        $100.00           $100.00           $100.00
-------------------------------------------------------------------
  1/31/97         $105.30           $ 94.86           $112.16
-------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below sets forth certain information regarding ownership of Common Stock as of the Record Date assuming exercise of options exercisable within sixty days of such date by (i) each person or entity who owns of record or beneficially 5% or more of the Common Stock, (ii) each director and named executive officer and (iii) all executive officers and directors as a group. Each of such stockholders is assumed to have sole voting and investment power as to the shares shown. Known exceptions are noted. As of the Record Date, 1,250,584 shares of Class B Common Stock were outstanding, all of which is owned by Court Square Capital Limited.


                                                                   PERCENTAGE OF
                                                       NUMBER OF       SHARES
                                                       SHARES OF      OF COMMON
                       NAME                           COMMON STOCK      STOCK
----------------------------------------------------  -------------   ----------
5% STOCKHOLDERS
   Bain Capital Funds (1)........................        3,517,829     15.8%
   Acadia (2)....................................        2,836,693     12.7
   Court Square (3)..............................        1,620,653      6.9
DIRECTORS AND EXECUTIVE OFFICERS
   Joshua Bekenstein (4).........................        3,588,392     16.1
   Adam Kirsch (4)...............................        3,550,249     15.9
   Carl Tooker...................................          165,580         *
   Mark Shulman..................................           64,412         *
   Steve Lovell..................................           18,945         *
   James Marcum..................................           23,681         *
   Ron Lucas.....................................           10,418         *
   Peter Mulvihill (5)...........................               --         *
   Harold Compton................................               --         *
   Robert Huth...................................            2,000         *
   Richard Jolosky...............................               --         *
   All executive officers and directors as a group
       (11 persons) (6)..........................        3,903,848     17.5
------------------------------
 * Less than 1%.

(1) Amounts shown include 2,772,741 shares of Common Stock held by Tyler Capital Fund, L.P.; 568,116 shares of Common Stock held by Tyler Massachusetts, L.P.; 166,185 shares of Common Stock held by Tyler International; 10,587 shares of Common Stock held by BCIP Associates ("BCIP Associates"); and 200 shares of Common Stock held by BCIP Trust Associates, L.P. ("BCIP Trust" and, collectively with BCIP Associates and the Tyler entities, the "Bain Capital Funds"). The address of the Bain Capital Funds is c/o Bain Venture Capital, Two Copley Place, Boston, Massachusetts 02116.

(2) Amounts shown represent shares held by the nominee of Acadia and shares held by FWHY-Coinvestment I Partners L.P. ("FCP") and Rosecliff-Specialty Retailing 1989 Partners, L.P. ("Rosecliff"), both affiliates of Acadia Partners, L.P. ("Acadia"). The address of Acadia and FCP is 201 Main Street, Fort Worth, Texas 76102. The address of Rosecliff is 65 East 55th Street, New York, New York 10022.

(3) Court Square is a subsidiary of Citicorp, a Delaware corporation. Amount and percentage shown as owned include 1,250,584 shares of non-voting Class B Common Stock owned by Court Square. Each share of non-voting Class B Common Stock is convertible, subject to certain restrictions, into one share of Common Stock. The address of Court Square is 399 Park Avenue, 6th Floor, New York, New York 10043.

(4) Amounts shown include shares beneficially owned by the Bain Capital Funds. Mr. Bekenstein and Mr. Kirsch may be deemed to share voting and dispositive power as to all shares owned by the Bain Capital Funds.

(5) Mr. Mulvihill is a Director and a Managing Director of the investment adviser to Acadia. In addition, Mr. Mulvihill holds indirectly a limited interest in Acadia and holds directly a limited interest in Rosecliff. However, he does not hold or share voting or dispositive power as to shares beneficially owned by Acadia or Rosecliff.

(6) Amount shown includes 86,192 shares of Common Stock that such persons or group could acquire upon the exercise of options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

LEASES

   The Company's corporate headquarters in Houston and the land and buildings upon which six Palais stores are located are leased from PR Investments, a partnership in which Mr. Fuchs, his wife and certain former owners of Palais are general partners. The lease relating to the Company's corporate headquarters is for a term of 50 years expiring in 2032 and includes an established minimum annual rent adjusted periodically for changes in the Consumer Price Index ("CPI"). Three of the Palais store leases with PR Investments are for terms of 20 years expiring in the years 1999, 1999 and 2000, respectively. The remaining three Palais store leases with PR Investments are for 25-year terms expiring in the years 2005, 2010 and 2010, respectively. All of the Palais store leases with PR Investments provide Palais with the option to extend the term of the lease for two consecutive five-year terms. One of the Palais leases with PR Investments provides Palais with the option to extend the term of the lease for an additional 20 years. In addition to an established minimum annual rent adjusted annually for changes in the CPI, the above described store leases include additional rent calculated at 4% of gross sales exceeding established levels per store. During 1996, the Company paid PR Investments an aggregate of $2.0 million under the leases described above.

LOANS TO EXECUTIVE OFFICERS

   The Company has made loans, in an aggregate principal amount of $1,469,700, to certain executive officers of the Company. Such loans provide for interest ranging from 5.7% to 7.25% and mature no later that June 1, 2000. All loans are secured by Common Stock or certain real estate.

TRANSACTIONS WITH STOCKHOLDERS

PROFESSIONAL SERVICE AGREEMENT

   Pursuant to a professional service agreement, Bain Capital received fees from the Company for professional services rendered and expense reimbursements in the aggregate amount of $0.6 million in 1994 and $0.8 million in

1995. Upon consummation of the initial public offering, Bain Capital received a fee of $2.0 million to terminate this agreement.

REGISTRATION RIGHTS AGREEMENT

   The Company is party to a Registration Agreement (the "Registration Agreement") with Bain, Acadia and Court Square pursuant to which such stockholders have the right to cause the Company to register shares of Common Stock (the "registrable securities") under the Securities Act. As of the Record Date, 8,963,611 outstanding shares of Common Stock constitute registrable securities and therefore will be eligible for registration pursuant to the Registration Agreement. Under the terms of the Registration Agreement, (i) the holders of at least a majority of the registrable securities can require the Company, subject to certain limitations, to file up to three "long-form" registration statements under the Securities Act covering all or part of the registrable securities, and, subject to certain limitations, to file an unlimited number of "short-form" registration statements under the Securities Act covering all or part of the registrable securities and (ii) Acadia can require the Company, subject to certain limitations, to file a "long-form" registration statement on Form S-1 covering all or part of the registrable securities held by Acadia (each, a "demand registration"). The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations) incurred in connection with the demand registrations. In addition, the Registration Statement provides the Bain Capital Funds, Acadia and Court Square with "piggyback" registration rights, subject to certain limitations, whenever the Company files a registration statement on a registration form that can be used to register registrable securities.

     DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

   Federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the Nasdaq Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, during 1996, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings.

                              STOCKHOLDER PROPOSALS

   Proposals of stockholders to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company by December 19, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matter described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                               STAGE STORES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1997
  THIS PROXY IS SOLICITED ON BEHALF OF STAGE STORES, INC.'S BOARD OF DIRECTORS

P               The undersigned hreby appoints Carl E. Tooker and James A
        Marcum, and each of them, as proxies for the undersigned with full power
R of substitution to vote all shares of Stage Stores, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of
O Shareholders of Stage Stores, Inc. Huston, Texas on Thursday, May 15, 1997 at 12:00 P.M., or at any adjournment thereof, upon the matters set
x forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the
Y       meeting or any adjournment thereof.

                PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

                            COMMENTS/ADDRESS CHANGE:
                Please mark comments/address box on reverse side
                 (Continued and to be signed on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2       Please      [X]
                                                                 mark your
                                                                 vote as
                                                                 indicated
                                                                 in this
                                                                 example

                                                               WITHHELD
                                                     FOR       FOR ALL
ITEM 1 - ELECTION OF DIRECTORS                       [ ]         [ ]

Carl Tooker, Joshua Bekenstein, Harold
Compton, Robert Hulh, Richard Jolosky, Adam
Kirsh, Peter Mulvihill, Mark Shulman

WITHHELD FOR (Write the nominee's name
              in the space provided)

_____________________________________________

                                                     FOR     AGAINST    ABSTAIN
ITEM 2 - Ratification of the appointment of          [ ]       [ ]        [ ]
Price Waterhouse LLP as the company's auditors for 1997.

ITEM 3 - To transact such other business as may properly come before the meeting.


I PLAN TO ATTEND THE MEETING                         [ ]

COMMENTS/ADDRESS CHANGE                              [ ]
PLEASE MARK THIS BOX IF YOU HAVE WRITTEN
COMMENTS/ADDRESS CHANGE ON THE REVERSE SIDE

RECEIPT IS HEREBY ACKNOWLEDGED OF THE STAGE          [ ]
STORES, INC. NOTICE OF MEETING AND PROXY
STATEMENT

Signature__________________________

Signature__________________________          Date___________